ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

The investment policies of the following portfolios were amended and restated as noted below:

1.  Core Bond Fund

2.  Global Bond Fund

3.  Real Return Fund

4.  Total Return Fund

3.  Disciplined Diversification Fund

At a regular meeting held March 18-20, 2009, the Board of Trustees for the Registrant voted to approve the following Investment Policy changes:

Core Bond Fund

The following policy has been added:

Under normal market conditions, the subadviser expects to maintain an effective duration within 10% (in either direction) of the duration of the Barclays Capital Aggregate Bond Index (the duration of this index as of February 28, 2009 was 4.13 years).

Global Bond Fund

The following policy has been added:

Depending on the subadviser's current opinion as to the proper allocation of assets among domestic and foreign issuers, investments in the securities of issuers located outside of the U.S. will normally be at least 25% of the Fund's net assets.

At a regular meeting held June 24-26, 2009, the Board of Trustees for the Registrant voted to approve the following Investment Policy changes:

Core Bond Fund

The following policy has been added:

Under normal market conditions, the Core Bond Fund is authorized to invest up to 20% of its assets in emerging market securities.

Global Bond Fund

The following policy has been added:

Under normal market conditions, the Global Bond Fund is authorized to invest up to 10% of its net assets in preferred stocks.

Real Return Fund

The following policy has been added:

Under normal market conditions, the Real Return Fund is authorized to invest up to 10% of its assets in preferred stocks and may invest up to 10% of its net assets in securities relating to emerging markets.

Total Return Fund

The following policy has been added:

Under normal market conditions, the Total Return Fund is authorized to invest up to 10% of its assets in preferred stocks.

Disciplined Diversification Fund

The following policy has been added:

Under normal market conditions, the Disciplined Diversification Fund is authorized to invest in fixed-income securities.